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                                                                  EXHIBIT (d)(4)
September 25, 2002


PRIVATE AND CONFIDENTIAL
------------------------

Hajoca Corporation
127 Coulter Avenue
Ardmore, PA 19003

Attention:  Mr. Richard Klau
       President

Dear Mr. Klau:

Re:   Confidential Information
---------------------------------

You have requested that Emco Limited ("Emco" or the "Company") provide you with financial, operating and other information concerning the Company, which may include proprietary information and/or confidential information which has not been generally disclosed to the public, for use in connection with a possible acquisition of the Company or one or more of the Company's business units or any other possible transaction between you and the company and/or its shareholders (collectively a "Transaction"). It is acknowledged that it would be in the best interests of the Company that, if a Transaction is to proceed, Information (as defined below) be made available to you for purposes of evaluating and/or implementing a Transaction (the "Permitted Purpose"). Therefore, subject to the terms and conditions hereof, and to the extent which the Company in its sole discretion considers advisable in the circumstances, the Company agrees to provide certain Information to you solely for the Permitted Purpose.

As a condition to furnishing the Information, and the agreement and consent of the Company herein contained, you covenant and agree with the Company as follows:

1. "Information" means collectively all information, whether orally, in writing and/or in electronic form, belonging to, relating to or otherwise concerning the Company and/or its affiliates now, before or hereinafter furnished to you by the Company, its affiliates or their respective representatives, and all analyses, compilations, data, structures or other documents prepared by the Company or its affiliates, by you or by their or your respective representatives, containing or based upon, in whole or in part, any such information or reflecting reviews of the Company or its affiliates, regardless of whether specifically identified as "confidential".

2. For the purposes of this Agreement, the term representatives shall include, without limitation, all directors, officers, employees, agents, lawyers, accountants, consultants, financial advisors or other representatives.

3. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership or other entity.

4. Except with the prior written authorization of the Company or as may be permitted pursuant to Sections 5, 6 or 12 of this Agreement, you will not, and will direct your representatives not to, disclose to any other person the fact that the Information has been made available to you, that discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect to any such Transaction, including the status of this

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    Agreement.

5. You will keep the Information strictly confidential and treat the Information as proprietary to Emco and will not, without the prior written consent of the Company, disclose or allow access to, the Information in any manner whatsoever, in whole or in part. In addition, you will not use, directly or indirectly, the Information for any purpose other than the Permitted Purpose or in any way which is or may be detrimental to Emco or in any manner which is in competition with any of Emco's businesses. You agree to transmit the Information only to those of your employees ("Employees') and lawyers and accountants ("Advisors"), but excluding your financial advisors except as set out in section 6 below, in all cases who need to know the Information for the Permitted Purpose, who shall be informed by you of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. On request, you shall notify the Company of the identity of each Advisor to whom any Information has been delivered or disclosed. You shall be responsible for any breach of this Agreement by any of your Employees and Advisors. You shall make all reasonable, necessary or appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby. You agree to comply with all applicable laws in respect of the Information.

6. Notwithstanding any other provision of this Agreement you may, with the prior written consent of the Company, discuss a Transaction with, and disclose Information to, specified persons acceptable to the Company who have signed an agreement with the Company in substantially the form of this Agreement (as to which you may rely upon a written acknowledgement from an officer of the Company referred to in section 8 below). For greater certainty, you may not discuss any Transaction with, or disclose Information to, any financial advisor unless that financial advisor is acceptable to the Company and has signed a confidentiality agreement with the Company substantially in the form of this Agreement. If at any time you consider that a Transaction would require the involvement or participation directly or indirectly of a third party, you agree that such third party will not be contacted without the prior written consent of Emco, and that such third party shall sign a confidentiality agreement with the Company substantially in the form of this Agreement prior to disclosure to such party of any Information.

7. All requests for Information made by you shall be to David Duncan and/or such other persons at TD Securities Inc. whose names are set out in the Company's September 2002 Confidential Information Memorandum, TD Tower, 66 Wellington Street West, 8th Floor, Toronto, Ontario M5K 1A2, telephone (416) 307-8992, fax (416) 308-0182 who, subject to this Agreement, will arrange for the provision of such Information.

8. You will not, and will direct your representatives not to, contact any representative of the Company or its affiliates other than Brian Harrison, Chairman, Independent Committee of the Board of Directors, Douglas Speers, President and Chief Executive Officer, Gordon Currie, Executive Vice President and Chief Financial Officer, or Mark Whitley, General Counsel and Secretary, with respect to any Transaction, Information or any other matter contemplated in this Agreement.

9. If you determine that you do not wish to be involved in a Transaction, you will promptly advise the Company of that fact. If the Company requests for any reason whatsoever, you will promptly re-deliver to the Company all Information without retaining copies thereof and shall destroy all analyses, compilations, forecasts, studies or other

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    documents prepared by you or your representatives. In such event, you shall forthwith confirm such re-delivery and destruction to the Company by delivering to the Company a certificate in writing signed by two senior officers of your organization certifying such re-delivery and destruction. Any oral Information will continue to be subject to the terms of this Agreement.

10. The obligations imposed on you hereunder shall not apply to any Information
    (i) which is or becomes generally available to the public other than as a result of a disclosure by you or your representatives; (ii) which becomes available to you on a non-confidential basis from a source other than the Company or its affiliates or their respective representatives, provided that you do not believe, after a good faith enquiry, that such source is bound by a confidentiality agreement with the Company or its affiliates or their respective representatives or is otherwise prohibited from transmitting the Information to you by a contractual, legal or fiduciary obligation; or (iii) which was known to you on a non-confidential basis prior to disclosure to you by the Company or its affiliates or by their respective representatives, provided that such information is not known by you to be subject to another confidentially agreement with or other obligation of secrecy of the Company or another party.

11. Although you understand that the Company will endeavour to include in the Information those materials which are believed to be reliable and relevant for the Permitted Purpose, you acknowledge that neither the Company (including its affiliates) nor any of its representatives makes any representation or warranty as to the accuracy or completeness of the Information except as otherwise may be provided in a definitive agreement with the Company (other than this Agreement) entered into in connection with a Transaction which provides specific representations or warranties and only to the extent of such specific representations or warranties. You agree that neither the Company (including its affiliates) nor any of its representatives shall have any liability to you or to any of your representatives as a result of the use of the information by you or your representatives except as otherwise may be provided in a definitive agreement with the Company (other than this Agreement) entered into in connection with a Transaction which provides specific representations or warranties and only to the extent of such specific representations or warranties.

12. In the event that you or any of your representatives becomes legally compelled (by oral questions, interrogations, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any of the Information, you will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement and you shall not oppose any action by Emco to seek such a protective order or other remedy. You will cooperate with the Company on a reasonable basis in its efforts to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, you or your representatives will furnish only that portion of the Information which is legally required and each such party shall exercise reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded the Information.

13. You acknowledge and agree that the Information shall at all times remain the property of the Company and, without limiting the generality of the foregoing, the Company shall not be restricted in any manner whatsoever by this Agreement from disclosing the Information to other third parties. In particular, you acknowledge

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     that the Company may, from time to time,  disclose the Information to other third parties in connection with other possible transactions involving the Company.

14. You acknowledge that you are aware, and you will advise your representatives, that securities laws prohibit any person who has received from an issuer material non-public information concerning matters such as those which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person.

15. During the period of one year from the date hereof, you and your affiliates (including any person or entity, directly or indirectly, through one or more intermediaries, controlled by or under common control with you) shall not, without the prior written authorization of the Independent Committee of the Board of Directors of the Company: (i) acquire or agree to acquire or make any offer or proposal to acquire, in any manner, any securities or property of the Company or its affiliates, except that, subject to Section 14 of this Agreement, shares may be purchased not to exceed 5% of the total number of shares then outstanding; (ii) assist, advise, encourage, agree with, discuss or negotiate with any other persons to acquire or agree to acquire, in any manner, any securities or property of the Company or its affiliates; (iii) solicit, or in any way participate in any solicitation of, proxies of the Company's shareholders or form, join or in any way participate in a proxy group; (iv) make any proposal for or offer of an extraordinary transaction involving Emco or its shares or assets (including, without limitation, an amalgamation, merger or other business combination); (v) seek any modification to or waiver of your agreements and obligations under this Agreement; or (vi) make any public announcement with respect to the foregoing, except as may be required by applicable law or regulatory authorities.

16. Without the prior written consent of the Company, you agree that you shall not, for a period of two years from the date hereof, (i) directly or indirectly solicit for employment or solicit for hire or contract for the services of, any person employed by the Company, other than in publications of a general nature and not specifically directed at the employees of the Company, or (ii) employ, hire or contract for the services of any person employed by the Company who is identified by you, made known to you or introduced to you as a result of your consideration of a Transaction.

17. You acknowledge and agree that the Company would not have an adequate remedy at law and would suffer losses which could not be adequately compensated for by damages in the event that any of the provisions of this Agreement are not performed by you in accordance with their specific terms or are otherwise breached by you. Accordingly, you agree that the Company shall be entitled to injunctive relief or specific performance to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in addition to any other remedy to which the Company may be entitled at law or in equity, without proof of actual damages to Emco and/or its affiliates and notwithstanding that damages may be readily quantifiable and you agree not to plead sufficiency of damages as a defense in the proceeding for such injunctive relief or specific performance brought by Emco and/or its affiliates. The prevailing party in any such litigation will be entitled to payment of its legal fees and disbursements, court costs and other expenses of enforcing, defending or otherwise protecting its interest hereunder. You further agree to indemnify and save harmless the Company and its representatives from any losses, costs, damages or expenses arising out of a breach by you of any of the terms and conditions of this Agreement.

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18.  It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

19. Except as specifically set forth in this Agreement, neither you nor the Company will be under any legal obligation with respect to any Transaction unless and until a definitive agreement between us is executed and delivered. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or on your behalf with regard to a Transaction, and to terminate discussions and negotiations with you at any time.

20.  This Agreement shall terminate five (5) years from the date hereof.

21. Any demand, notice or other communication authorized or required to be given by or in connection with this Agreement shall be given in writing and shall be given by personal delivery, courier or by facsimile addressed to the recipient as follows:

     To the Company:

     Emco Limited
     620 Richmond Street
     London, Ontario
     N6A 5J9
     Attention:        Mark F. Whitley,
                       General Counsel and Secretary
     Fax:     519-645-2465

     To you:

     Hajoca Corporation
     127 Coulter Avenue
     Ardmore, PA
     19003
     Attention:        Richard Klau
                       President
     Fax:  610-896-7538

     or to such other address, facsimile number or individual as may be designated by notice given by either party to the other. Any communication given by personal or courier delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, and if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the day during which such normal business hours next occur if not given during such hours on a business day of the recipient.

22. This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and of Canada applicable therein and both parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

23. This Agreement is not intended to create, and shall not be construed as creating, a joint venture, partnership or other form of business association between the parties, nor as establishing a license or grant of any kind from one party to another. No right or license whatsoever, either expressed or implied, is granted to you, your affiliates or your representatives pursuant to this Agreement under

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     any patent, patent application,  trademark, or other proprietary right, now or hereafter owned or controlled by the Company or its affiliates.

24. If any provision or any part of this Agreement is or is held to be unenforceable, invalid or illegal, then it shall be severable and deemed to be deleted, and the remaining provisions of this Agreement shall remain valid and binding to the full extent permitted by law.

25. Facsimiles of this executed document will be treated as original documents and are valid and binding on the parties.

26. The obligations of confidentiality and other agreements contained in this Agreement are in addition to, and not in limitation of, any other applicable legal restrictions upon the use and disclosure of the Information.

27.  This  Agreement  is being  written  on  behalf of Emco by its agent TD
     Securities Inc. and your obligations hereunder will be directly to Emco.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Yours truly,

/s/

EMCO LIMITED

By TD Securities Inc., As Agent

ACCEPTED AND AGREED TO AS OF THE DATE SET FORTH ABOVE

HAJOCA CORPORATION

By:     /s/ Christopher Pappo
       ------------------------------------------

Name    Christopher Pappo
       ------------------------------------------

Title:  Vice President Finance and Administration
       ------------------------------------------